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                                                                    EXHIBIT 99



FOR IMMEDIATE RELEASE                         For further information contact:
                                                    Shea Davis (615) 371-4737
                                                    Michael Wiley (615) 371-4735


                      QUORUM HEALTH GROUP, INC., COMPLETES
                      MEDICARE COST REPORT CASE SETTLEMENT

         BRENTWOOD, TENN., (April 23, 2001) -- Quorum Health Group, Inc., (NASDAQ: QHGI) announced today completion of its Medicare cost report case settlement with the Civil Division, U.S. Department of Justice, for which a tentative settlement was announced on Oct. 2, 2000.

         The settlement consists of $82.5 million in compensation, plus interest and implementation of a corporate integrity agreement for five years. In addition to resolving the government's claims against Quorum, the government has agreed not to pursue claims against current and former managed hospitals that take certain administrative steps.

         The Company has consistently maintained the settlement was not an indication of wrongdoing, but was in the best interest of the Company, its associates and shareholders.

         Quorum Health Group, Inc., and Triad Hospitals, Inc., Dallas, announced plans to merge on October 19, 2000. The companies expect to complete the transaction on approximately April 27, 2001, following special shareholder meetings on April 26.

         Quorum Health Group, Inc., owns and operates acute care hospitals nationwide through its affiliates. Quorum Health Resources, LLC, a subsidiary, is the nation's largest manager of not-for-profit hospitals and also provides consulting services to hospitals.



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